Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Terry D. Peterson
VP, Investor Relations and
Chief Accounting Officer

(651) 787-1068

NEWS RELEASE

April 23, 2009

DELUXE REPORTS FIRST QUARTER 2009 RESULTS

•	Adjusted EPS of $0.56 increases 8% and exceeds previous outlook; reported EPS of $0.24

•	Strong Cash flows; $41 million of debt reductions

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported first quarter adjusted diluted earnings per share (EPS) of $0.56 compared to $0.52 in the prior year period. Adjusted EPS excludes the impact of several significant items described below which aggregate $0.32 per share. Operating results were better than expected in each of the three business segments due to favorable shifts in product mix, lower spending and earlier than expected savings from the Company’s cost initiatives.

Reported diluted EPS of $0.24 on net income of $12.5 million in 2009 includes the impact of several significant items including asset impairment charges of $24.9 million ($0.40 per share) related to the write-down of goodwill and a trade name within Small Business Services, as well as restructuring-related costs of $2.4 million ($0.03 per share) associated with the Company’s previously announced actions. The impairment charges resulted from the effects of U.S. market conditions on our assessment of fair value in relation to these assets. Results for the first quarter of 2009 also include a net benefit of $9.3 million ($0.11 per share) from gains on long-term debt repurchases during the quarter. Diluted EPS for the first quarter of 2008 was $0.52 on net income of $27.3 million.

“We are extremely pleased that we were able to deliver solidly on our commitments during the quarter despite a continuation of the economic challenges,” said Lee Schram, CEO of Deluxe. “We made good progress on our strategic transformation while maintaining a strong focus on our cost reduction initiatives and implementing spending controls. We also reduced our debt level meaningfully and continue to manage all aspects of our business in a disciplined manner.”

First Quarter Performance
Revenue from continuing operations for the quarter was $339.5 million compared to $377.1 million during the first quarter of 2008. The 2009 period had one less business day which accounted for an estimated $5.4 million reduction from the prior year. Small Business Services revenue was $18.5 million lower than the previous year driven primarily by continued economic softness. Financial Services revenue was down $11.9 million from the previous year and Direct Checks revenue decreased $7.2 million both due primarily to lower order volumes.

Gross margin was 61.9 percent of revenue compared to 62.1 percent in 2008. The restructuring - related costs reduced our gross margin by 0.8 percentage points in the first quarter of 2009. Gross margin benefited from our cost reduction initiatives and favorable product mix.

Selling, general and administrative (SG&A) expense decreased $20.7 million in the quarter compared to 2008. The decrease was driven by benefits from cost reduction initiatives and lower spending. As a percent of revenue, SG&A decreased to 46.7 percent from 47.5 percent in 2008.

Operating income was $27.2 million compared to $55.5 million in the first quarter of 2008. Operating income was 8.0 percent of revenue compared to 14.7 percent in the prior year. The restructuring-related costs and asset impairment charges reduced operating margin by 8.0 percentage points of revenue in the current quarter. Benefits from cost reduction initiatives and lower spending more than offset the impact of the revenue decline.

Net income decreased $14.8 million and diluted EPS decreased $0.28, driven by lower operating income and a higher effective tax rate. A portion of the goodwill impairment charge is non-deductible for tax purposes which increased the effective tax rate by 19.4 percentage points. These decreases in net income were partially offset by $9.3 million of pre-tax gains on debt repurchases.

First Quarter Performance by Business Segment
Small Business Services revenue was $193.3 million versus $211.8 million in 2008. The decline was due primarily to soft economic conditions, declines in checks and forms and a $3.2 million decline from a lower Canadian exchange rate. These reductions were partially offset by revenue contributions from the Hostopia acquisition and fraud protection services. This segment reported an operating loss of $6.6 million for the quarter, compared to operating income of $21.8 million in 2008. The quarter’s results include asset impairment charges of $24.9 million and restructuring-related costs of $2.4 million.

Financial Services revenue was $102.0 million compared to $113.9 million in 2008. First quarter order volume was down 10.5% compared to last year due to lower check writing and turmoil in the financial services industry. The benefit of a price increase implemented in the fourth quarter of 2008 helped to mitigate the impact of continued pricing pressure. Operating income in 2009 increased to $19.6 million from $19.0 million in 2008 as cost reduction initiatives and lower spending more than offset the impact of the revenue decline.

Direct Checks revenue was $44.2 million compared to $51.4 million in 2008. First quarter order volume was down due to the continued decline in check usage and a weak economy which is negatively impacting our ability to sell additional products. Operating income was $14.2 million compared to $14.7 million in 2008.

Cash Flow Performance
Cash provided by operating activities for the first quarter of 2009 totaled $63.0 million, an increase of $32.9 million compared to last year. The increase in 2009 primarily relates to significantly lower incentive compensation payments as well as benefits from working capital initiatives in the current period, several of which have also reduced the Company’s exposure to credit losses from customer accounts receivables.

During the quarter, the Company made open market repurchases of an aggregate $31.2 million principal amount of outstanding 5.0% senior unsecured notes due 2012 and 5.125% senior unsecured notes due 2014. In connection with the repurchases, the Company recognized a pre-tax gain of $9.8 million, representing the difference between the net carrying amount of these securities and the total repurchase price of $21.2 million, plus additional interest expense of $0.5 million related to accelerating the amortization of derivative losses associated with the notes. In addition, the Company also reduced the amount it has outstanding under its credit facility by $9.8 million during the 2009 quarter.

Business Outlook
The Company stated that for the second quarter of 2009, revenue is expected to be between $325 and $340 million, and diluted EPS is expected to be between $0.41 and $0.49. Adjusted diluted EPS is expected to be between $0.43 and $0.51, which does not include an estimated $0.02 of restructuring-related costs. For the full year, revenue is expected to be between $1.3 and $1.385 billion, and diluted EPS is expected to be between $1.70 and $2.00. Adjusted diluted EPS is expected to be between $2.05 and $2.35, which does not include an estimated $0.35 related to asset impairment charges, restructuring-related costs and net gains on repurchases of long-term debt. The Company also stated that it expects operating cash flow to be between $175 million and $200 million in 2009 and capital expenditures to be approximately $40 million.

“We continue to expect that the economic climate will not improve during 2009, but are hopeful that the pace of decline is slowing,” Schram stated. “Our focus for the year continues to be on leveraging new revenue streams from our recent acquisitions and e-commerce initiatives, stabilizing core check revenues and continuing to drive improvements in our cost structure. We believe these activities will position us to deliver better margins once the economy begins to recover.”

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the financial results. All interested persons may listen to the call by dialing 1-866-788-0539 (access code 31149688). The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investors relations section. An audio replay of the call will be available through midnight on May 8th by calling 1-888-286-8010 (access code 61030752). The presentation will be archived on Deluxe’s Web site.

About Deluxe Corporation
Deluxe Corporation, through its industry-leading businesses and brands, helps small businesses and financial institutions better operate, protect, and grow their businesses. The Company uses the internet, direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: web hosting and design services, personalized printed items (checks, forms, business cards, stationery, greeting cards and labels), promotional products and merchandising materials, fraud prevention and marketing services, financial institution customer loyalty and retention programs, and business networking services. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; further declines in the Company’s market capitalization which could trigger additional non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenues and gross margins; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis, and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2008.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2009 and 2008 and our outlook for 2009. The Company’s management believes that adjusted earnings per share (EPS) is a useful non-GAAP financial measure because the unusual items during 2009 and 2008 impacted the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported earnings per share as follows:

	Outlook	Actual		Outlook
	First Qtr.	-
	(provided on	First Qtr.	First Qtr.	Second Qtr.	Total Year
	Jan. 22, 2009)	2009	2008	2009	2009
Adjusted EPS	$0.38 to $0.46	$0.56	$0.52	$0.43 to $0.51	$2.05 to $2.35
Asset impairment charges	—	(0.40)	—	—	(0.40)
Restructuring and related costs	(0.03)	(0.03)	—	(0.02)	(0.06)
Net gain on repurchases of debt	—	0.11	—	—	0.11

Reported EPS	$0.35 to $0.43	$0.24	$0.52	$0.41 to $0.49	$1.70 to $2.00

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the previous two years to our 2009 results of operations. Adjusted EPS reconciles to reported earnings per share as follows:

	Year Ended December 31,
	2008	2007
Adjusted EPS	$2.47	$2.80
Restructuring and related (costs) reversals	(0.34)	(0.05)
Asset impairment charges – continuing operations	(0.12)	—
Asset impairment charge – discontinued operations	(0.04)	—

Reported EPS	$1.97	$2.75

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2009		2008
Revenue	$339.5		$377.1
Cost of goods sold, including restructuring charges	129.2	38.1%	143.0	37.9%

Gross profit	210.3	61.9%	234.1	62.1%
Selling, general and administrative expense	158.4	46.7%	179.1	47.5%
Restructuring and asset impairment charges (reversals)	24.7	7.3%	(0.5)	(0.1%)
Operating income	27.2	8.0%	55.5	14.7%
Gain on early extinguishment of debt	9.8	2.9%	—	—
Interest expense	(12.4)	(3.7%)	(12.7)	(3.4%)
Other income	0.4	0.1%	0.5	0.1%

Income before income taxes	25.0	7.4%	43.3	11.5%
Income tax provision	12.5	3.7%	15.5	4.1%

Income from continuing operations	12.5	3.7%	27.8	7.4%
Net loss from discontinued operations	—	—	(0.5)	(0.1%)

Net income	$12.5	3.7%	$27.3	7.2%

Weighted average dilutive shares outstanding	50.7		51.1
Diluted earnings (loss) per share:
Continuing operations	$0.24		$0.53
Discontinued operations	—		(0.01)
Net income	0.24		0.52
Continuing operations:
Capital expenditures	$10.0		$5.8
Depreciation and amortization expense	16.9		15.4
Number of employees-end of period	6,723		7,687
Non-GAAP financial measure — EBITDA(1)	$54.3		$71.4
Non-GAAP financial measure — Adjusted	$71.8		$70.9
EBITDA(1)

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA unusual items, which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisitions of New England Business Service, Inc. (NEBS) in June 2004 and Hostopia.com Inc. in August 2008. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs and the unusual items in 2009 and 2008 impacted comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA and Adjusted EBITDA to be a measure of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from income from continuing operations as follows:

	Quarter Ended March 31,
	2009	2008
Adjusted EBITDA	$71.8	$70.9
Asset impairment charges	(24.9)	—
Restructuring and related costs	(2.4)	0.5
Gain on early extinguishment of debt	9.8	—

EBITDA	$54.3	$71.4
Income tax provision	(12.5)	(15.5)
Interest expense	(12.4)	(12.7)
Depreciation and amortization expense	(16.9)	(15.4)

Income from continuing operations	$12.5	$27.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,	March 31,
	2009	2008	2008
Cash and cash equivalents	$17.0	$15.6	$17.6
Other current assets	134.0	151.5	152.2
Property, plant & equipment-net	130.3	128.1	135.0
Intangibles-net	141.1	154.1	142.1
Goodwill	633.0	653.0	584.5
Other non-current assets	135.8	116.7	142.4

Total assets	$1,191.2	$1,219.0	$1,173.8

Short-term debt & current portion of long-term debt	$69.2	$79.4	$73.3
Other current liabilities	212.0	204.2	186.3
Long-term debt	742.8	773.9	774.7
Deferred income taxes	11.9	9.5	12.3
Other non-current liabilities	101.3	98.9	81.6
Shareholders’ equity	54.0	53.1	45.6

Total liabilities & shareholders’ equity	$1,191.2	$1,219.0	$1,173.8

Shares outstanding	51.1	51.1	51.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2009	2008
Cash provided (used by):
Operating activities:
Net income	$12.5	$27.3
Depreciation and amortization of intangibles	16.9	15.4
Asset impairment charges	24.9	—
Contract acquisition payments	(14.1)	(2.8)
Other	22.8	(9.8)

Total operating activities	63.0	30.1

Investing activities:
Purchases of capital assets	(10.0)	(5.8)
Payments for acquisitions	—	(0.3)
Other	(0.8)	0.2

Total investing activities	(10.8)	(5.9)

Financing activities:
Dividends	(12.8)	(12.9)
Share repurchases	(1.3)	(13.9)
Shares issued under employee plans	1.0	1.6
Net change in debt	(31.4)	3.9
Other	(5.4)	(6.6)

Total financing activities	(49.9)	(27.9)
Effect of exchange rate change on cash	(0.4)	(0.2)
Net cash used by discontinued operations	(0.5)	(0.1)
Net change in cash	1.4	(4.0)
Cash and cash equivalents: Beginning of period	15.6	21.6

Cash and cash equivalents: End of period	$17.0	$17.6

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2009	2008
Revenue:
Small Business Services	$193.3	$211.8
Financial Services	102.0	113.9
Direct Checks	44.2	51.4

Total	$339.5	$377.1

Operating income (loss): (1)
Small Business Services	($6.6)	$21.8
Financial Services	19.6	19.0
Direct Checks	14.2	14.7

Total	$27.2	$55.5

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(1) Operating income (loss) includes the following restructuring and related costs and asset impairment charges:

	Quarter Ended March 31,
	2009	2008
Small Business Services	$27.3	($0.2)
Financial Services	0.1	(0.3)
Direct Checks	(0.1)	—

Total	$27.3	($0.5)

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2009 and 2008. The Company’s management believes that operating income by segment, excluding the restructuring and related costs and asset impairment charges in each period, is a useful non-GAAP financial measure because the unusual items during 2009 and 2008 impacted the comparability of reported operating income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND RELATED COSTS AND ASSET IMPAIRMENT CHARGES
(In millions)

	Quarter Ended March 31,
	2009	2008
Adjusted operating income: (1)
Small Business Services	$20.7	$21.6
Financial Services	19.7	18.7
Direct Checks	14.1	14.7

Total	$54.5	$55.0

(1) Operating income excluding restructuring and related costs and asset impairment charges reconciles to reported operating income as follows:

	Quarter Ended March 31,
	2009	2008
Adjusted operating income	$54.5	$55.0
Restructuring and related costs and asset impairment charges:
Small Business Services	(27.3)	0.2
Financial Services	(0.1)	0.3
Direct Checks	0.1	—

Total	(27.3)	0.5

Reported operating income	$27.2	$55.5

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